Exhibit 10.1

AGREEMENT

This Agreement, dated as of March 16, 2015 (this “Agreement”), is by and among Advanced Emissions Solutions, Inc. (the “Company”) and any other entity listed on the signature pages hereto (collectively, “Investor”).

RECITALS

WHEREAS, Investor is the Beneficial Owner of shares of Common Stock totaling, in the aggregate, 2,170,000 shares, or approximately 9.9%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company and Investor have determined to come to an agreement with respect to certain matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions: Terms not defined in this Agreement shall have the meaning ascribed to such terms in the Rights Agreement (as defined below).

2.	Voting. (a) Until the earlier of (such earlier date, the “Expiration Date”) (i) February 1, 2016 or (ii) the termination of the Rights Agreement dated as of February 1, 2015 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., Investor and the Investor Affiliates shall cause all Common Stock directly or indirectly beneficially owned (as determined, solely for purposes of this Section 2(a), pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement) by them:

(I)	as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholders Meeting”), in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted, at all such Shareholders Meetings or at any adjournments or postponements thereof, (a) for all directors nominated by the Board for election at such Shareholders Meeting and (b) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Shareholders Meeting; and

(II)	to be voted against any solicitation of consents or agency designations to call an annual or special meeting of stockholders.

(b) Notwithstanding anything in this Agreement to the contrary, the requirements of Section 2(a) shall not apply unless Investor, together with all its Affiliates and Associates, is the Beneficial Owner of 10% or more of the Common Stock outstanding on the applicable record date (the “Ownership Threshold”). Investor shall deliver written notice to the Company promptly (and in any event within two Business Days) following each time that the Investor crosses the Ownership Threshold either upwards or downwards. For the avoidance of doubt, for purposes of this Section 2(b), (i) any calculation of the number of shares of Common Stock outstanding at a particular time, including for purposes of determining the particular percentage of such outstanding Common Stock of which the Investor is the Beneficial Owner, shall include the number of shares of Common Stock not outstanding at the time of such calculation that such Investor is otherwise deemed to beneficially own for purposes of the Rights Agreement, (ii) any calculation of the Beneficial Ownership of Common Shares shall be made without giving effect to the provisions of Section 5 hereof and (iii) the calculation of the number of shares of Common Stock beneficially owned by Investor shall include, without limitation, any securities which are “beneficially owned”, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivative Contract, as more fully set forth in Section 1(f)(v) of the Rights Agreement.

3.	Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

4.	Representations and Warranties of Investor. Investor represents and warrants that, as of the date of this Agreement:

(i)	Investor, together with all of the Investor Affiliates, collectively is the Beneficial Owner of an aggregate of, 2,170,000 shares of Common Stock; and

(ii)	except for such ownership, no member of Investor, individually or in the aggregate with all other members of Investor and the Investor Affiliates, has any Beneficial Ownership of Common Stock.

5.	Rights Plan Exemption. Investor agrees that from the date of this Agreement until the Expiration Date, Investor, together with all Affiliates and Associates of Investor, will not, in the aggregate, be the Beneficial Owner at any time of more than 14.9% of the Common Stock then outstanding. Subject to the terms and conditions of this Agreement, including the immediately preceding sentence, the Board of Directors of the Company (or a duly appointed committee thereof) has concluded that Investor, together with its subsidiaries and the various investment funds and accounts for which Investor both (a) acts as the manager and/or investment advisor and (b) has investment discretion, shall be deemed to be an “Exempt Person” under the Rights Agreement (the “Exemption”). The Exemption may not be directly or indirectly assigned or transferred, including by operation of law in connection with a merger, consolidation or other transaction, by Investor to any other person without the prior written consent of the Company, and any assignment or transfer attempted by Investor without obtaining such consent will be null and void and of no legal effect. Investor understands and acknowledges that the Company is relying on the representations, warranties and covenants set forth in this Agreement in granting the Exemption, and the Exemption is conditioned upon the present and continuing accuracy and fulfillment of such representations, warranties and covenants. For the avoidance of doubt, the Exemption shall not affect the determination of the number of shares a Person shall be deemed the Beneficial Owner of (or words or correlative meaning) under this Agreement.

6.

Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this

Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

7.	No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

9.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

10.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

11.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when email is sent to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at (i) for the Company, 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129, chris.amrhein@adaes.com or (ii) for Investor, Philip M. Garthe, 330 Madison Avenue, 23rd floor, New York, NY 10017, pgarthe@hgvoracapital.com.

12.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

13.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

14.	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

ADVANCED EMISSIONS SOLUTIONS, INC.

By:	/s/ Christine B. Amrhein
Name: Christine B. Amrhein
Title General Counsel

INVESTOR:

HG VORA CAPITAL MANAGEMENT, LLC

By:	/s/ Parag Vora
Name: Parag Vora
Title Managing Member

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

By:	/s/ Parag Vora
Name: Parag Vora
Title Director